Exhibit 10.1


                               September 15, 2006



Mr. David M. Camp
8047 East Echo Canyon Street
Meza, AZ  85207

Dear David:

I am pleased to extend to you an offer to join Key Technology as its President and Chief Executive Officer. The Search Committee of the Board is impressed with the valuable experience and business acumen that you would bring to Key, and I feel confident that this will be a very beneficial relationship for both you and the Company.

The economic terms of Key's offer to you can be summarized as follows:

Base Salary:                     $275K per year

Cash Bonus Opportunity:          Up to 100% of base if Target Performance met;
                                 up to 200% of base if Target Performance exceeded. Annual Target Performance, based on revenues, earnings and return on equity/investment, and percentage range above and below target will be established by the Compensation Committee after input from management.

Stock Grant:                     (a) On the first business day following the
                                 announcement of your hire, restricted stock shares will be granted in the amount determined by dividing $275,000 by the market price for Key Technology's Common Stock. Documentation will be pursuant to the Company's standard restricted stock agreement.

                                 o    One-half of the restricted shares will
                                 vest based on continued employment, in three equal annual installments beginning on the one-year anniversary of hire.

                                 o    One-half of the restricted shares will
                                 vest based on financial performance criteria over the same three-year period. The financial performance criteria will be developed by the Compensation Committee based on three factors:
                                 (i) revenue growth component; (ii) earnings based components; (iii) return on equity component.


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                                 (b)  An identical number of restricted shares
                                 will be awarded on the first and second
                                 anniversary hire dates based on continued employment, with the new shares subject to the same vesting criteria as used with the initial award over the three-year period following the grant.

Change of Control:               In the event that a transaction occurs in which
                                 substantially all of Key's assets or 50% or more of its stock is acquired in one or more related transactions, all previously issued restricted stock shares will vest immediately;
                                 if employment is terminated (actual or
                                 constructive) by the Company or its successor at or within 12 months of the change in control event, severance will be paid equal to one year's base salary.

Severance:                       If your employment is terminated by the Board
                                 without cause in a non-change of control environment, severance will be paid equal to one year's base salary, subject to customary general release documentation.

Key's relocation program will pay for house-hunting and for all the actual expenses related to your move to Walla Walla. This program does not cover expenses related to selling your current home or expenses related to the purchase of a home in Walla Walla. However, Key will pay for temporary housing and automobile expenses in Walla Walla for you until you have completed your move to Walla Walla, up to 12 months in duration and capped at $40,000, an amount which we expect will be sufficient and which may be used supplementally as approved by the Compensation Committee of the Board.

Group health, dental, life and disability insurance will be provided and begins on your first day of employment. You will be entitled to four weeks per year of vacation.

You will be eligible to participate in the Key Technology 401(k) and Profit Sharing Plan. You would also be eligible to participate in the Employee Stock Purchase plan that allows employees to purchase Key Technology stock at a 15% discount to market price and is administered through payroll deduction.

You will be asked to sign an Assignment and Work-Make-for-Hire Agreement on your first day of employment, which will include noncompetition and nonsolicitation provisions that extend 24 months beyond any termination of employment. As an executive officer of the Company, you will be covered by Key's standard indemnification agreement for officers and directors.

I trust that you will find this offer consistent with our discussions. I am signing this offer letter as Chairman of the Board's Search Committee; if it is acceptable, please sign it and send it back to me by facsimile c/o Tonkon Torp LLP at (503) 972-3706. It will not become effective or binding unless and until it is approved by Key's Board of Directors, which I anticipate to occur without modifications. You may revoke your commitment to Key at any time prior to confirmation of that approval.


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We very much look forward to having you assume the reins as President and CEO at
Key.

Best regards,


/s/ Donald A. Washburn
----------------------
Donald A. Washburn
Chairman, Search Committee of the Board of
Directors of Key Technology, Inc.



ACCEPTED AND APPROVED:


/s/ David M. Camp
-----------------
David M. Camp